Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of OpGen, Inc. of our report, which includes an explanatory paragraph related to AdvanDx, Inc. and Subsidiary’s ability to continue as a going concern, dated September 28, 2015, relating to the consolidated financial statements of AdvanDx, Inc. and Subsidiary as of and for the years ended December 31, 2014 and 2013, which is included in the Current Report on Form 8-K/A filed by OpGen, Inc. on September 28, 2015.

/s/ CohnReznick LLP

Vienna, Virginia

March 29, 2016